Exhibit 10.49

Labor Agreement
(English Translation)

Party A: Daqing Shuaiyi Biotech CO., Ltd.
Party B: Han Lianyun

This AGREEMENT, is entered into on December 7, 2009, by and between Daqing Shuaiyi Biotech Co., Ltd. (the "Party A") and Han Lianyun (the "Party B") after friendly consultation in the principle of good faith, equality and mutual benefits. This Agreement shall be governed by, and construed in accordance with the General Principles of the Civil Law of PRC and PRC Contract Law.

Article One: The term of this Agreement: Two Years.

Article Two: This Agreement becomes effective on December 7, 2009 and expires on December 7, 2011.

Article Three: Duties and Obligations of Party B: responsible for the management of Party A.

Article Four: Party B service: Full time; Chairperson of the Board of Directors.

Article Five: based on the current health status, Party B is able to provide required services to Party A according to Article Two and Three. Party B is wiling to provide such services.

Article Six: Party B has the obligations to keep Party A’s material business secret confidential.

Article Seven: Compensation: Party A shall pay a monthly compensation to Party B on the 10th day of each month for the last month service. Party B is entitled to a monthly salary of RMB 4,000.

Article Eight: Party B shall pay personal income tax under the Personal Income Tax Act of the People's Republic of China, while Party A shall effect the income tax withholding in respect thereof in accordance with the PRC applicable laws.

Article Nine: This Agreement shall be terminated upon the occurrence of any of the followings:

1.	This Agreement expires;

2.	Parties to this Agreement agree to terminate this Agreement;

3.	Party B is unable to performance her duties under this Agreement due to personal health reasons

Article Ten: Each party may terminate this Agreement unilaterally by providing a thirty-day notice to the other party.

Article Eleven: Party B shall complete the transition within one week after this Agreement is terminated and deliver a written explanation on its services provided. Party B shall be responsible for any losses caused by Party B to Party A.

Article Twelve: Party A shall provide Party B with Social Insurance, Unemployment Insurance and Medical Insurance.

Article Thirteen: Either party is not responsible for any penalties if this Agreement is terminated pursuant to Article Nine or Ten.

Article Fourteen: Any dispute arising out of or in connection with this Agreement should be submitted to the Heilongjiang Arbitration Commission for arbitration in accordance with its rules of arbitration in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

Article Fifteen: If the mailing address of each party changes, the changing party shall notify the other party timely in writing.

Article Sixteen: This Agreement is made in two copies. Each party holds one copy.

Party A (Seal)	Party B (Signature)

Daqing Shuaiyi Biotech Co., Ltd.	/s/ Han Lianyun

Date: December 7, 2009	Date: December 7, 2009